Exhibit 5.1

1700 K Street, NW, Fifth Floor Washington, D.C. 20006-3817 PHONE 202.973.8800 FAX 202.973.8899 www.wsgr.com

March 3, 2017

Gartner, Inc.

P.O. Box 10212

56 Top Gallant Road

Stamford, CT 06902-7700

RE: Registration Statement on Form S-4 (Registration No. 333-215896)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 filed by Gartner, Inc. (the “Company”) with the Securities and Exchange Commission, Registration No. 333-215896 (such Registration Statement, as amended, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of shares (the “Shares”) of the Company’s Common Stock, par value $0.0005 per share, to be issued in connection with the merger of Cobra Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company, with and into CEB Inc., a Delaware corporation, as described in the Registration Statement (the “Transaction”). As legal counsel to the Company in connection with the Transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the issuance of the Shares in the Transaction.

We have relied, without independent verification, on information obtained from certain of the Company’s officers as to matters of fact material to the opinions set forth below.

Based upon the foregoing, and subject to the qualifications set forth below, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action on the Company’s part and, when issued in the manner described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

We do not express any opinion on any laws other than the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America.

This opinion is furnished to the Company solely in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement, including the proxy statement/prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation